COMMUNICATION INTELLIGENCE CORPORATION

                       CODE OF BUSINESS CONDUCT AND ETHICS

Introduction.

     We are committed to maintaining the highest standards of honest and ethical business conduct , including ensuring full, fair, accurate, timely and understandable disclosures in our public documents and reports, compliance with applicable laws, prompt internal reporting of violations of these standards and accountability for adherence to these standards. This Code of Business Conduct and Ethics (the "Code") reflects the business practices and principles of behavior that support this commitment. We expect every employee, officer and director to read, understand and comply with the Code and its application to the performance of his or her business responsibilities. References in the Code to employees are intended to cover officers and, as applicable, directors, managers and supervisors as well as employees.

     Officers, managers and other supervisors are expected to develop in employees a sense of commitment to the spirit, as well as the letter, of the Code. Supervisors are also expected to ensure that all agents and contractors conform to Code standards when working for or on behalf of Communication Intelligence Corporation. Nothing in the Code alters the employment at-will policy of Communication Intelligence Corporation.

     The Code cannot possibly describe every practice or principle related to honest and ethical conduct. The Code addresses conduct that is particularly important to proper dealings with the people and entities with whom we interact, but reflects only a part of our commitment. The following additional policies of Communication Intelligence Corporation supplement or amplify the Code in certain areas and should be read in conjunction with the Code:

     Action by members of your immediate family, significant others or other persons who live in your household also may potentially result in ethical issues to the extent that they involve Communication Intelligence Corporation business. For example, acceptance of inappropriate gifts by a family member from one of our suppliers could create a conflict of interest and result in a Code violation attributable to you. Consequently, in complying with the Code, you should consider not only your own conduct, but also that of your immediate family members, significant others and other persons who live in your household.


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     The integrity  and  reputation of  Communication  Intelligence  Corporation depends on the honesty, fairness and integrity brought to the job by each person associated with us. It is the responsibility of each employee to apply common sense, together with his or her own highest personal ethical standards, in making business decisions where there is no stated guideline in the Code. Unyielding personal integrity is the foundation of corporate integrity.

     YOU SHOULD NOT HESITATE TO ASK QUESTIONS ABOUT WHETHER ANY CONDUCT MAY VIOLATE THE CODE, VOICE CONCERNS OR CLARIFY GRAY AREAS. SECTION 16 BELOW DETAILS THE COMPLIANCE RESOURCES AVAILABLE TO YOU. IN ADDITION, YOU SHOULD BE ALERT TO POSSIBLE VIOLATIONS OF THE CODE BY OTHERS AND REPORT SUSPECTED VIOLATIONS, WITHOUT FEAR OF ANY FORM OF RETALIATION, AS FURTHER DESCRIBED IN SECTION 16. Violations of the Code will not be tolerated. Any employee who violates the standards in the Code may be subject to disciplinary action, up to and including termination of employment and, in appropriate cases, civil legal action or referral for criminal prosecution.

1.   Legal Compliance.

     Obeying the law, both in letter and in spirit, is the foundation of this Code. Our success depends upon each employee's operating within legal guidelines and cooperating with local, national and international authorities. It is therefore essential that you understand the legal and regulatory requirements applicable to your business unit and area of responsibility. We will send employees to periodic training sessions to ensure that all employees comply with the relevant laws, rules and regulations associated with their employment, including laws prohibiting insider trading (which are discussed in further detail in Section 4 below). While we do not expect you to memorize every detail of these laws, rules and regulations, we want you to be able to determine when to seek advice from others. If you do have a question in the area of legal compliance, it is important that you not hesitate to seek answers from your supervisor or the Corporate Responsibility Officer (see Section 16).

     Disregard of the law will not be tolerated. Violation of domestic or foreign laws, rules and regulations may subject an individual as well as Communication Intelligence Corporation to civil and/or criminal penalties. You should be aware that conduct and records, including emails, are subject to internal and external audits and to discovery by third parties in the event of a government investigation or civil litigation. It is in everyone's best interests to know and comply with our legal and ethical obligations.

2.   Misuse of Company Computer Equipment

     You  may  not,  while  acting  on  behalf  of  Communication   Intelligence
Corporation. or while using our computing or communications equipment or facilities, either:


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o    access the  internal  computer  system (also known as  "hacking")  or other resource of another entity without express written authorization from the entity responsible for operating that resource; or

o commit any unlawful or illegal act, including harassment, libel, fraud, sending of unsolicited bulk email (also known as "spam") in violation of applicable law, trafficking in contraband of any kind, or espionage.

     If you receive authorization to access another entity's internal computer system or other resource, you must make a permanent record of that authorization so that it may be retrieved for future reference and you may not exceed the scope of that authorization.

     Unsolicited bulk email is regulated by law in a number of jurisdictions. If you intend to send unsolicited bulk email to persons outside of Communication Intelligence Corporation, either while acting on our behalf or using our computing or communications equipment or facilities, you should contact your supervisor or the Corporate Responsibility Officer for approval.

     All data residing on or transmitted through our computing and communications facilities, including email and word processing documents, is the property of Communication Intelligence Corporation and subject to inspection, retention and review by Communication Intelligence Corporation in accordance with applicable law.

3.   Environment Compliance

     Federal law imposes criminal liability on any person or company that contaminates the environment with any hazardous substance that could cause injury to the community or environment. Violation of environmental laws can be a criminal offense and can involve monetary fines and imprisonment. We expect employees to comply with all applicable environmental laws.

     It is our policy to conduct our business in an environmentally responsible way that minimizes environmental impacts. We are committed to minimizing and, if possible, eliminating the use of any substance or material that may cause environmental damage, reducing waste generation and disposing of all waste through safe and responsible methods, minimizing environmental risks by employing safe technologies and operating procedures, and being prepared to respond appropriately to accidents and emergencies.

4.   Insider Trading.

     Employees who have access to confidential (or "inside") information are not permitted to use or share that information for stock trading purposes or for any other purpose except to conduct our business. All non-public information about


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Communication  Intelligence  Corporation  or about  companies  with  which we do business is considered confidential information. To use material non-public information in connection with buying or selling securities, including "tipping" others who might make an investment decision on the basis of this information, is not only unethical, it is illegal. Employees must exercise the utmost care when handling material inside information. We have adopted a separate Insider Trading and Tipping Policy to which you are bound as a condition of your employment here. You should consult the Insider Trading and Tipping Policy for more specific information on the definition of "material inside information" and on buying and selling our securities or securities of companies with which we do business.

5.   International Business Laws.

     Our employees are expected to comply with the applicable laws in all countries to which they travel, in which they operate and where we otherwise do business, including laws prohibiting bribery, corruption or the conduct of business with specified individuals, companies or countries. The fact that in some countries certain laws are not enforced or that violation of those laws is not subject to public criticism will not be accepted as an excuse for noncompliance. In addition, we expect employees to comply with U.S. laws, rules and regulations governing the conduct of business by its citizens and corporations outside the U.S.

     These U.S. laws, rules and regulations, which extend to all our activities outside the U.S., include:

o The Foreign Corrupt Practices Act, which prohibits directly or indirectly giving anything of value to a government official to obtain or retain business or favorable treatment, and requires the maintenance of accurate books of account, with all company transactions being properly recorded;

o U.S. Embargoes, which restrict or, in some cases, prohibit companies, their subsidiaries and their employees from doing business with certain other countries identified on a list that changes periodically (including currently, for example, Angola (partial), Burma (partial), Cuba, Iran, Iraq, Libya, North Korea, Sudan and Syria) or specific companies or individuals;

o Export Controls, which restrict travel to designated countries or prohibit or restrict the export of goods, services and technology to designated countries, denied persons or denied entities from the U.S., or the re-export of U.S. origin goods from the country of original destination to such designated countries, denied companies or denied entities; and

o Antiboycott Compliance, which prohibits U.S. companies from taking any action that has the effect of furthering or supporting a restrictive trade practice or boycott that is fostered or imposed by a foreign country against a country friendly to the U.S. or against any U.S. person.

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     If  you  have a  question  as to  whether  an  activity  is  restricted  or prohibited, seek assistance before taking any action, including giving any verbal assurances that might be regulated by international laws.

6.   Conflicts of Interest.

     A "conflict of interest" occurs when an individual's personal interest may interfere in any way with the performance of his or her duties or the best interests of Communication Intelligence Corporation. A conflicting personal interest could result from an expectation of personal gain now or in the future or from a need to satisfy a prior or concurrent personal obligation. We expect our employees to be free from influences that conflict with the best interests of Communication Intelligence Corporation. Even the appearance of a conflict of interest where none actually exists can be damaging and should be avoided.
Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest are prohibited unless specifically authorized as described below.

     If you have any questions about a potential conflict or if you become aware of an actual or potential conflict, and you are not an officer or director of Communication Intelligence Corporation., you should discuss the matter with your supervisor or the Corporate Responsibility Officer (as further described in
Section 16). Supervisors may not authorize conflict of interest matters without first seeking the approval of the Corporate Responsibility Officer and filing with the Corporate Responsibility Officer a written description of the authorized activity. If the supervisor is involved in the potential or actual conflict, you should discuss the matter directly with the Corporate Responsibility Officer. Officers and directors may seek authorization from the Audit Committee. Factors that may be considered in evaluating a potential conflict of interest are, among others:

o    whether   it  may   interfere   with  the   employee's   job   performance,
     responsibilities or morale;

o    whether the employee has access to confidential information;

o whether it may interfere with the job performance, responsibilities or morale of others within the organization;

o    any potential adverse or beneficial impact on our business;

o any potential adverse or beneficial impact on our relationships with our customers or suppliers or other service providers;

o    whether it would enhance or support a competitor's position;

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o    the extent to which it would result in financial or other  benefit  (direct or indirect) to the employee;

o the extent to which it would result in financial or other benefit (direct or indirect) to one of our customers, suppliers or other service providers; and

o    the extent to which it would appear improper to an outside observer.

     The following are examples of situations that may, depending on the facts and circumstances, involve conflicts of interests:

o Employment by (including consulting for) or service on the board of a competitor, customer or supplier or other service provider. Activity that enhances or supports the position of a competitor to the detriment of Communication Intelligence Corporation is prohibited, including employment by or service on the board of a competitor. Employment by or service on the board of a customer or supplier or other service provider is generally discouraged and you must seek authorization in advance if you plan to take such action.

o Owning, directly or indirectly, a significant financial interest in any entity that does business, seeks to do business or competes with us. In addition to the factors described above, persons evaluating ownership for conflicts of interest will consider the size and nature of the investment; the nature of the relationship between the other entity and Communication Intelligence Corporation; the employee's access to confidential information and the employee's ability to influence Communication Intelligence Corporation decisions. If you would like to acquire a financial interest of that kind, you must seek approval in advance.

o Soliciting or accepting gifts, favors, loans or preferential treatment from any person or entity that does business or seeks to do business with us. See Section 10 for further discussion of the issues involved in this type of conflict.

o Soliciting contributions to any charity or for any political candidate from any person or entity that does business or seeks to do business with us.

o Taking personal advantage of corporate opportunities. See Section 7 for further discussion of the issues involved in this type of conflict.

o    Moonlighting without permission.

o Conducting our business transactions with your family member, significant other or person who shares your household or a business in which you have a significant financial interest. Material related-party transactions approved by the Audit Committee and involving any executive officer or director will be publicly disclosed as required by applicable laws and regulations.

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

o Exercising supervisory or other authority on behalf of Communication Intelligence Corporation over a co-worker who is also a family member. The employee's supervisor and/or the Corporate Responsibility Officer will consult with the Human Resources department to assess the advisability of reassignment.

     Loans to, or guarantees of obligations of, employees or their family members by Communication Intelligence Corporation could constitute an improper personal benefit to the recipients of these loans or guarantees, depending on the facts and circumstances. Some loans are expressly prohibited by law and applicable law requires that our Board of Directors approve all loans and guarantees to employees. As a result, all loans and guarantees by or to Communication Intelligence Corporation must be approved in advance by the Audit Committee.

7.   Corporate Opportunities.

     You may not take personal advantage of opportunities that are presented to you or discovered by you as a result of your position with us or through your use of corporate property or information, unless authorized by your supervisor, the Corporate Responsibility Officer or the Audit Committee, as described in
Section 6. Even opportunities that are acquired privately by you may be questionable if they are related to our existing or proposed lines of business. Participation in an investment or outside business opportunity that is related to our existing or proposed lines of business must be pre-approved. You cannot use your position with us or corporate property or information for improper personal gain, nor can you compete with us in any way.

8. Maintenance of Corporate Books, Records, Documents and Accounts; Financial Integrity; Public Reporting.

     The integrity of our records and public disclosure depends on the validity, accuracy and completeness of the information supporting the entries to our books of account. Therefore, our corporate and business records should be completed accurately and honestly. The making of false or misleading entries, whether they relate to financial results or test results, is strictly prohibited. Our records serve as a basis for managing our business and are important in meeting our obligations to customers, suppliers, creditors, employees and others with whom we do business. As a result, it is important that our books, records and accounts accurately and fairly reflect, in reasonable detail, our assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities. We require that:

o no entry be made in our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities, or misclassifies any transactions as to accounts or accounting periods;

o    transactions be supported by appropriate documentation;

o    the  terms  of  sales  and  other  commercial   transactions  be  reflected
     accurately in the documentation for those transactions and all such documentation be reflected accurately in our books and records;

o    employees comply with our system of internal controls; and

o no cash or other assets be maintained for any purpose in any unrecorded or "off-the-books" fund.

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     Our  accounting  records are also  relied  upon to produce  reports for our management, stockholders and creditors, as well as for governmental agencies. In particular, we rely upon our accounting and other business and corporate records in preparing the periodic and current reports that we file with the SEC. These reports must provide full, fair, accurate, timely and understandable disclosure and fairly present our financial condition and results of operations. Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports should strive to ensure that our financial disclosure is accurate and transparent and that our reports contain all of the information about Communication Intelligence Corporation that would be important to enable stockholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosures. In addition:

o no employee may take or authorize any action that would cause our financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations;

o all employees must cooperate fully with our Accounting, as well as our independent public accountants and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that our books and records, as well as our reports filed with the SEC, are accurate and complete; and

o no employee should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of our reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our reports accurate in all material respects.

     Any employee who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to a supervisor, the Corporate Responsibility Officer or one of the other compliance resources described in Section 16.

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9.   Fair Dealing.

     We strive to outperform our competition fairly and honestly. Advantages over our competitors are to be obtained through superior performance of our products and services, not through unethical or illegal business practices. Acquiring proprietary information from others through improper means, possessing trade secret information that was improperly obtained, or inducing improper disclosure of confidential information from past or present employees of other companies is prohibited, even if motivated by an intention to advance our interests. If information is obtained by mistake that may constitute a trade secret or other confidential information of another business, or if you have any questions about the legality of proposed information gathering, you must consult your supervisor or the Corporate Responsibility Officer, as further described in
Section 16.

     You are expected to deal fairly with our customers, suppliers, employees and anyone else with whom you have contact in the course of performing your job. No employee may take unfair advantage of anyone through misuse of confidential information, misrepresentation of material facts or any other unfair dealing practice.

     Employees involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on normal commercial considerations, such as quality, cost, availability, service and reputation, and not on the receipt of special favors.

10.  Gifts and Entertainment.

     Business entertainment and gifts are meant to create goodwill and sound working relationships and not to gain improper advantage with customers or facilitate approvals from government officials. Unless express permission is received from a supervisor, the Corporate Responsibility Officer or the Audit Committee, entertainment and gifts cannot be offered, provided or accepted by any employee unless consistent with customary business practices and not (a) excessive in value, (b) in cash, (c) susceptible of being construed as a bribe or kickback or (d) in violation of any laws. This principle applies to our transactions everywhere in the world, even where the practice is widely considered "a way of doing business." Under some statutes, such as the U.S. Foreign Corrupt Practices Act (further described in Section 5), giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction. Discuss with your supervisor or the Corporate Responsibility Officer any proposed entertainment or gifts if you are uncertain about their appropriateness.

11.  Antitrust.

     Antitrust laws are designed to protect the competitive process. These laws generally prohibit:

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o    agreements,  formal or informal,  with competitors that harm competition or customers, including price fixing and allocations of customers, territories or contracts;

o agreements, formal or informal, that establish or fix the price at which a customer may resell a product; and

o the acquisition or maintenance of a monopoly or attempted monopoly through anti-competitive conduct.

     Certain kinds of information, such as pricing, production and inventory, should not be exchanged with competitors, regardless of how innocent or casual the exchange may be and regardless of the setting, whether business or social.

     Understanding the requirements of antitrust and unfair competition laws of the various jurisdictions where we do business can be difficult, and you are urged to seek assistance from your supervisor or the Corporate Responsibility Officer whenever you have a question relating to these laws.

12.  Protection and Proper Use of Company Assets.

     All employees are expected to protect our assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on our profitability. Our property, such as laboratory equipment, office equipment, office supplies and computer equipment, are expected to be used only for legitimate business purposes, although incidental personal use may be permitted. Employees should be mindful of the fact that we retain the right to access, review, monitor and disclose any information transmitted, received or stored using our electronic equipment, with or without an employee's or third party's knowledge, consent or approval. Any misuse or suspected misuse of our assets must be immediately reported to your supervisor or the Corporate Responsibility Officer.

13.  Confidentiality.

     One of our most important assets is our confidential information. Employees who have received or have access to confidential information should take care to keep this information confidential. Confidential information may include business, marketing and service plans, financial information, product architecture, source codes, engineering and manufacturing ideas, designs, databases, customer lists, pricing strategies, personnel data, personally identifiable information pertaining to our employees, customers or other individuals (including, for example, names, addresses, telephone numbers and social security numbers), and similar types of information provided to us by our customers, suppliers and partners. This information may be protected by patent, trademark, copyright and trade secret laws.

     Except when disclosure is authorized or legally mandated, you must not share our or our suppliers' or customers' confidential information with third parties or others within Communication Intelligence Corporation who have no legitimate business purpose for receiving that information. Doing so would constitute a violation of the employment agreement that you signed upon joining us. Unauthorized use or distribution of this information could also be illegal and result in civil liability and/or criminal penalties.

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

     You should also take care not to inadvertently disclose confidential information. Materials that contain confidential information, such as memos, notebooks, computer disks and laptop computers should be stored securely. Unauthorized posting or discussion of any information concerning our business, information or prospects on the Internet is prohibited. You may not discuss our business, information or prospects in any "chat room," regardless of whether you use your own name or a pseudonym. Be cautious when discussing sensitive information in public places like elevators, airports, restaurants and "quasi-public" areas within Communication Intelligence Corporation, such as cafeterias. All Communication Intelligence Corporation emails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of Communication Intelligence Corporation, except where required for legitimate business purposes.

     In addition to the above responsibilities, if you are handling information protected by any privacy policy published by us, then you must handle that information solely in accordance with the applicable policy.

14.  Media/Public Discussions.

     It is our policy to disclose material information concerning Communication Intelligence Corporation to the public only through specific limited channels to avoid inappropriate publicity and to ensure that all those with an interest in the company will have equal access to information. All inquiries or calls from the press and financial analysts should be referred to the CEO, President or the investor relations department. We have designated our CEO, President and CFO as our official spokespersons for financial matters. We have designated our CEO and President as our official spokespersons for marketing, technical and other related information. Unless a specific exception has been made by the CEO, President or CFO, these designees are the only people who may communicate with the press on behalf of Communication Intelligence.

15.  Waivers.

     Any waiver of this Code for executive officers (including, where required by applicable laws, our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions)) or directors may be authorized only by our Board of Directors or a committee of the Board and will be disclosed to stockholders as required by applicable laws, rules and regulations.

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

16.  Compliance Standards and Procedures.

     Compliance Resources

     To facilitate compliance with this Code, we have established the position of Corporate Responsibility Officer to oversee this program. The Corporate Responsibility Officer is a person to whom you can address any questions or concerns. The Corporate Responsibility Officer, Francis V. Dane, can be reached at (650) 802-7737or via email at FrankDane@aol.com. In addition to fielding questions or concerns with respect to potential violations of this Code, the Corporate Responsibility Officer is responsible for:

o    investigating possible violations of the Code;

o    training new employees in Code policies;

o conducting annual training sessions to refresh employees' familiarity with the Code;

o distributing copies of the Code annually to each employee with a reminder that each employee is responsible for reading, understanding and complying with the Code;

o updating the Code as needed and alerting employees to any updates, with appropriate approval of the Audit Committee of the Board of Directors, to reflect changes in the law, Communication Intelligence Corporation operations and in recognized best practices, and to reflect Communication Intelligence Corporation experience; and

o    otherwise promoting an atmosphere of responsible and ethical conduct.

     Your most immediate resource for any matter related to the Code is your supervisor. He or she may have the information you need, or may be able to refer the question to another appropriate source. There may, however, be times when you prefer not to go to your supervisor. In these instances, you should feel free to discuss your concern with the Corporate Responsibility Officer.

     Clarifying Questions and Concerns; Reporting Possible Violations

     If you encounter a situation or are considering a course of action and its appropriateness is unclear, discuss the matter promptly with your supervisor or the Corporate Responsibility Officer; even the appearance of impropriety can be very damaging and should be avoided.

     If you are aware of a suspected or actual violation of Code standards by others, you have a responsibility to report it. You are expected to promptly provide a compliance resource with a specific description of the violation that you believe has occurred, including any information you have about the persons involved and the time of the violation. Whether you choose to speak with your supervisor or the Corporate Responsibility Officer, you should do so without fear of any form of retaliation. We will take prompt disciplinary action against any employee who retaliates against you, up to and including termination of employment.

     Supervisors must promptly report any complaints or observations of Code violations to the Corporate Responsibility Officer. The Corporate Responsibility Officer will investigate all reported possible Code violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances. Your cooperation in the investigation will be expected. As needed, the Corporate Responsibility Officer will consult with Corporate Counsel , the Human Resources department and/or the Audit Committee of the Board of Directors.

     If the investigation indicates that a violation of the Code has probably occurred, we will take such action as we believe to be appropriate under the circumstances. If we determine that an employee is responsible for a Code violation, he or she will be subject to disciplinary action up to, and including, termination of employment and, in appropriate cases, civil action or referral for criminal prosecution. Appropriate action may also be taken to deter any future Code violations.


                                      -13-